Exhibit 3.2

Delaware

The First State

I, JEFFREY W. BULLOCK, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF AMENDMENT OF “CF FINANCE ACQUISITION CORP. IV”, FILED IN THIS OFFICE ON THE TWENTIETH DAY OF APRIL, A.D. 2020, AT 4:36 O`CLOCK P.M.

A FILED COPY OF THIS CERTIFICATE HAS BEEN FORWARDED TO THE NEW CASTLE COUNTY RECORDER OF DEEDS.

CERTIFICATE OF AMENDMENT

OF THE

CERTIFICATE OF INCORPORATION

OF

CF FINANCE ACQUISITION CORP. IV

CF FINANCE ACQUISITION CORP. IV, a corporation organized and existing under the provisions of the Delaware General Corporation Law (the “DGCL”), incorporated on January 23, 2020.

DOES HEREBY CERTIFY:

FIRST: That the Board of Directors duly adopted resolutions proposing to amend the Company’s Certificate of Incorporation of this corporation, declaring said amendment to be in the best interests of this corporation and its stockholders, and authorizing the appropriate officers of this corporation to solicit the consent of the stockholders thereof, which proposed amendment is as follows:

Section 4.1 of Article IV of the Certificate of Incorporation of this corporation shall be amended and restated in its entirety to read as follows:

Authorized Capital Stock. The total number of shares of all classes of capital stock, each with a par value of $0.0001 per share, which the Corporation is authorized to issue is 281,000,000 shares, consisting of (a) 280,000,000 shares of common stock (the “Common Stock”), including (i) 240,000,000 shares of Class A Common Stock (the “Class A Common Stock”), and (ii) 40,000,000 shares of Class B Common Stock (the“Class B Common Stock”), and (b) 1,000,000shares of preferred stock (the “Preferred Stock”).

SECOND: That in lieu of a meeting and vote of stockholders, the stockholders of this corporation have given consent to said amendment in accordance with the provisions of Section 242 and 228 of the DGCL.

THIRD: That said amendment has been duly adopted in accordance with Section 242 of the DGCL.

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IN WITNESS WHEREOF, this Certificate of Amendment of the certificate of Incorporation has been executed by a duly authorized officer of this corporation this 20th day of April, 2020.

CF FINANCE ACQUISITION CORP. IV

By:	/s/ Howard W. Lutnick
Howard W. Lutnick Director